Exhibit 99.1

 News Release

16 Yankee Candle Way  —  P.O. Box 110  —  South Deerfield, MA  01373-0110

FOR IMMEDIATE RELEASE

	Contact:	Harlan Kent
(413) 665-8306

YANKEE CANDLE ANNOUNCES SENIOR LEADERSHIP CHANGES

Gregory W. Hunt Resigns as Chief Financial Officer

Lisa K. McCarthy Appointed New Chief Financial Officer

James A. Perley Appointed Chief Administrative Officer

South Deerfield, Mass — May 2, 2012 — The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that Gregory W. Hunt is resigning as Executive Vice President, Finance and Chief Financial Officer, effective as of May 15, 2012.  Mr. Hunt, who joined Yankee Candle in 2010, is leaving to join a leading New York based financial services firm.

“Greg has made tremendous contributions to Yankee Candle in his two plus years here,” said Harlan Kent, Chief Executive Officer of the Company.  “He has been a terrific partner to me in leading our efforts to drive cost reduction and productivity initiatives which have allowed Yankee to mitigate the challenging economic conditions of the past few years.  He has also focused on optimizing Yankee’s capital structure and cash flow, and recently led the successful refinancing of our credit facility.  We wish Greg all the best in his new opportunity.”

“I have sincerely enjoyed my tenure at Yankee Candle and feel the business is on very sound financial footing, and the team well positioned to drive superior performance,” said Mr. Hunt.  Mr. Hunt will continue to serve in his current role through the closing of the Company’s first quarter and the filing of its Quarterly Report on Form 10-Q with respect to such quarter.

To replace Mr. Hunt, the Company announced the promotion of Lisa K. McCarthy, to the position of Senior Vice President, Finance and Chief Financial Officer.  Ms. McCarthy previously served as the Company’s Vice President, Finance and Controller.  Ms. McCarthy joined Yankee Candle in 2004 and has subsequently held several Finance positions of increasing responsibility until being promoted to her current position in 2010.  Prior to joining Yankee Candle, she served as Audit Senior Accountant with Deloitte & Touche LLP, where she worked from 2001 to 2004.

“I am very pleased to promote Lisa to Chief Financial Officer,” said Mr. Kent.  “Throughout her time at Yankee, Lisa has consistently demonstrated strong financial expertise and business acumen, superior analytical capability and a results-oriented management style.  She has been intimately involved in all aspects of our business, with particular focus on cash and working capital management, capital structure, strategic and operational planning, SEC governance and financial reporting.  Lisa has played a leading role in multiple complex financing and capital restructuring transactions for the company.  I look forward to partnering with Lisa in her new role as we continue to build upon Yankee Candle’s history of profitable growth.”

The Company also announced the promotion of James A. Perley to Executive Vice President, Chief Administrative Officer.  Mr. Perley previously served as the Company’s Executive Vice President, General Counsel.  Mr. Perley joined Yankee Candle in 1999 as Vice President, General Counsel.  From 2006 to 2010, Mr. Perley also served as the Company’s President, International Division.  Prior to joining Yankee Candle, Mr. Perley was Vice President and General Counsel of Star Markets Company, Inc., where he served from 1997 to 1999.  From 1987 to 1997, Mr. Perley was a member of the Boston-based law firm of Hale and Dorr LLP, now Wilmer Hale LLP.

“We are pleased to have someone with Jim’s strong track record as a proven and experienced business leader take on the role of Chief Administrative Officer.  He has distinguished himself in numerous roles with the company, including General Counsel, and will now lead our Supply Chain and Systems teams as well.  I feel lucky to have such a talented team including Lisa and Jim to help grow our Yankee Candle business,” said Kent.

About The Yankee Candle Company, Inc.

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 42-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  The Company sells its products through a North American wholesale customer network of approximately 28,500 store locations, a growing base of Company owned and operated retail stores (554 Yankee Candle Stores located in 46 states and 1 province in Canada as of March 31, 2012), direct mail catalogs, and its Internet website (www.yankeecandle.com).  Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 6,000 store locations and distributors covering a combined 57 countries.